EXHIBIT 99.2

              LIMITED LIABILITY COMPANY AGREEMENT

                            	OF

                 	RADIAN INTERNATIONAL LLC


	Dated as of January 1, 1996


	TABLE OF CONTENTS /


Article	                    Title	                    Page

                        		ARTICLE I
                        	DEFINITIONS



 1.1  Definitions	                                     1


                         	ARTICLE II
                         	FORMATION

 2.1  Formation of the Company                        	1
 2.2  Name	                                            1
 2.3  Purposes	                                        1
 2.4  Powers of the Company                           	2
 2.5  Member's Authority	                              2
 2.6  Company Property                                	2
 2.7	Principal Place of Business; Registered
	  Office and Agent	                                   2
 2.8  Office of and Agent for Service of Process	      2


                        		ARTICLE III
                     	CAPITAL CONTRIBUTIONS

 3.1  Initial Contributions                           	3
 3.2  Return of Capital Contribution                  	3
 3.3  Interest                                        	4
 3.4  Liability of Members	                            4
 3.5  Additional Contributions	                        4
 3.6  Failure to Contribute	                           6

                          	ARTICLE IV
	                     INTERESTS OF MEMBERS

 4.1  Company Interests of Members                    	8
 4.2  Capital Accounts                                	8
 4.3  Interest on Capital Accounts                    	8
 4.4  Loans from Members                              	8
 4.5  Transferred Capital Accounts                    	8

                           	ARTICLE V
                  	DISTRIBUTIONS, EXPENSES AND
	                ALLOCATIONS OF PROFITS AND LOSSES

 5.1	Allocations of Net Profits and Net
	  Losses from Operations	                             9
 5.2	Special Allocations                              10
 5.3	Expenses of the Company	                         14
 5.4	Distributions                                   	15
 5.5	Limitation Upon Distributions	                   16
 5.6	Distributions to Cover Taxes	                    16


                        		ARTICLE VI
                MANAGEMENT RIGHTS, DUTIES AND
	               POWERS OF THE REPRESENTATIVES

 6.1	Management	                                      18
 6.2	No Management by Members                        	19
 6.3	Number, Qualification and Tenure of
	   Representatives	                                  19
 6.4	Meetings                                        	20
 6.5	Quorum and Voting                               	21
 6.6	Committees                                      	21
 6.7	Action Without Meeting                          	21
 6.8	Compensation	                                    22
 6.9	Rules of Procedure                              	22
 6.10	Certain Transactions                           	22
 6.11	Right to Rely on Authority of the
      Representatives	                                23
 6.12	Responsibility of Members and Representatives  	24
 6.13	Indemnification                                	24
 6.14	Designation of Tax Matters Partner; Expenses
 	  Regarding Tax Matters; Filing of Tax Returns     	26


                        	ARTICLE VII
	                 BOOKS AND RECORDS; REPORTS
          	TO MEMBERS; CAPITAL ACCOUNT MAINTENANCE

 7.1	Books; Reports                                  	27
 7.2	Accounting and Fiscal Year                      	28
 7.3	Maintenance of Capital Accounts                 	28
 7.4	Bank Accounts                                   	28
 7.5	Insurance	                                       28


                        	ARTICLE VIII
	                TRANSFER OF COMPANY INTEREST;
	                 RADIAN OPTION TO SELL; LIENS

 8.1	Transfer of Company Interest Generally          	28
 8.2	Transfers of Company Interests                  	29
 8.3	Radian Option to Sell                           	29
 8.4	Liens	                                           30


                         	ARTICLE IX
                 	DISSOLUTION AND WINDING UP

 9.1	Dissolution                                     	30
 9.2	Winding-Up	                                      32
 9.3	Accounting on Dissolution	                       32
 9.4	Accounting; Allocations of Residual Net Profits
	  and Residual Net Loss After Dissolutions	          32
 9.5	Conversion of Assets to Cash                    	33
 9.6	Distributions in Liquidation	                    34
 9.7	Compliance with Treasury Regulations	            34
 9.8	Section 708 Termination	                         35
 9.9	Continuation of the Company                     	35
 9.10	Waiver of Certain Rights                       	35


                      		ARTICLE X
	                MISCELLANEOUS PROVISIONS

10.1	Assignment	                                      36
10.2	Notices	                                         36
10.3	Governing Law                                   	37
10.4	Choice of Forum                                 	37
10.5	Consent to Jurisdiction	                         37
10.6	Waiver of Jury Trial	                            37
10.7	Entire Agreement; Amendments                    	37
10.8	Execution in Counterparts	                       37
10.9	Remedies and Waiver                             	37
10.10	Headings	                                       38
10.11	Third Party Beneficiaries	                      38
10.12	Further Assurances	                             38
10.13	Public Announcements	                           38
10.14	Termination	                                    38


Exhibit A	Definitions

Schedule 2.3         Chemical Products Manufactured By Radian
Schedule 6.1         Initial Officers and Duties
Schedule 6.10(a)(v)  Accounting Policies or Procedures



	LIMITED LIABILITY COMPANY AGREEMENT


	This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of Radian International LLC (the "Company"), dated as of January
1, 1996, is between Dow Environmental Inc., a Delaware corporation ("DEI") and Radian Corporation, a Texas corporation ("Radian"). DEI and Radian are sometimes individually referred to in this Agreement as a "Member" and collectively as "Members".

	NOW, THEREFORE, the parties agree as follows:




 ARTICLE I

	DEFINITIONS

I.1 Definitions. Capitalized terms used in this Agreement which are not otherwise defined in this Agreement shall have the meanings given to such terms in Exhibit A.


ARTICLE II

FORMATION

II.1 Formation of the Company. The Members hereby form a limited liability company pursuant to the Act on the terms and for the purposes set forth in this Agreement. The rights and duties of the Members and the administration and termination of the Company shall be as provided in the Act, except as modified by this Agreement.

II.2 Name. The name of the Company shall be "Radian International LLC" or such other name as is designated from time to time by the Members and, if such other name is to contain "DOW", as approved by The Dow Chemical Company ("TDCC"). The Members Committee is hereby directed to file, or cause to be filed, with the Secretary of State of the State of Delaware a Certificate of Formation reflecting the name of the Company.

II.3 Purposes. The purposes of the Company shall be to engage for profit in the Newco Services Business and to engage for profit in any and all other activities reasonably related to or incidental to the Newco Services Business, and to engage for profit in any other business, whether or not related or incidental thereto, as determined by the Members from time to time; provided, however, that the Company shall not engage in the production or manufacture of chemical products, other than the chemical products manufactured by Radian as of the Closing Date and listed on Schedule 2.3, or disclose technology received from


TDCC to any third party if such technology is to be used by, or on behalf of, the third party to optimize its production or manufacture of chemical products that are being, or will be, manufactured or produced by TDCC. Notwithstanding the foregoing, the Company may engage in the production or manufacture of analytical reference standard materials for end uses such as environmental, pharmaceutical and forensic drug analyses, such materials typically being manufactured and sold in microgram and gram quantities, but with potential sales up to ten (10) kilograms per material or product to a given purchaser in a twelve month period; provided, however, that potential sales in quantities that exceed the ten (10) kilogram limit will be referred to the Members Committee for approval.

II.4 Powers of the Company. Subject to the restrictions set forth in this Agreement, the Company shall have the power to exercise all the powers and privileges granted by this Agreement and by law, together with any powers incidental thereto, so far as such powers and privileges are necessary or appropriate for the conduct, promotion or attainment of the purposes of the Company.

II.5 Member's Authority. Except as otherwise provided in this Agreement, no Member shall have any authority to act for, or to assume any obligations or responsibilities on behalf of, any other Member or the Company.

II.6 Company Property. All real and personal property, whether tangible or intangible (including, without limitation, all permits and licenses), owned by or granted to or held by the Company shall be deemed to be owned by or granted to or held by the Company as an entity, and no Member shall have any ownership or right to use any such property, except as may be otherwise agreed by the Company and the Members.

II.7   Principal Place of Business; Registered Office and
Agent. The principal place of business of the Company shall be located at Austin, Texas or at such other place or places as the Members Committee may from time to time determine. The business of the Company may also be conducted at such additional place or places as the Members Committee may designate; provided, however, that the Company shall not maintain an office or a principal place of business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement and; provided, further, that the Members Committee shall take, or cause to be taken, all steps necessary to preserve the limited liability of the Members in connection with any such additional places of business.

II.8 Office of and Agent for Service of Process. The registered office of the Company in Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
The Company's agent for service of process on the Company in Delaware shall be The Corporation Trust Company. The Members Committee may change, at any time and from time to time, the location of such registered office and/or such registered agent upon written notice of the change to the Members.


ARTICLE III

CAPITAL CONTRIBUTIONS

III.1 Initial Contributions. On the Closing Date (or in the case of Restricted Assets and liabilities associated thereto, after the Closing Date), certain contributions will be made to the Company by or on behalf of, and the Company will assume certain liabilities of, the Members and their Affiliates, all as provided in the Contribution Agreement (the "Capital Contribution"). The Members agree that immediately after such contributions and assumptions, the sum of the cash and the Gross Asset Value of assets other than cash contributed by each Member, reduced by liabilities of such Member assumed by the Company, to be contributed to the Capital Account of each of DEI and Radian, respectively, will be as follows:

		DEI                     $225,000,000
		Radian                  $150,000,000

III.2   Return of Capital Contribution.

(a) 	Except as otherwise provided in this Agreement, no
return shall be paid by the Company to any Member on account of any Capital Contribution. No Member shall have liability to any other Member for the return of any Capital Contribution and any such return shall be made only to the extent of available Company assets in accordance with the terms of this Agreement.

(b) 	Except as otherwise provided in this Agreement, no
Member shall have priority over the other Member as to the return of its Capital Contribution or as to distributions of cash made by the Company.

(c) 	Except as otherwise provided in this Agreement, a
Member shall not be entitled to withdraw any part of its capital or to (i) receive any distributions from the Company, (ii) demand or receive property other than cash in return for its Capital
Contribution or (iii) receive any funds or property of the Company.

III.3 Interest. No interest shall be paid on any capital contributed to the Company, notwithstanding any disproportion between the Capital Contribution of each of the Members.

III.4 Liability of Members. Except as otherwise provided in the Act and except with respect to their several respective obligations under this Agreement to contribute their respective Capital Contributions, the Members shall not have any personal liability to contribute money or other property to, or in respect of, the Company or any of its liabilities or obligations.

III.5   Additional Contributions.

(a) 	No Company Interest or other ownership interest in the
Company or its assets other than those of the Members shall be issued by the Company without the consent of each Member and, except as provided in Section 3.1 and this Section 3.5, no Member shall be obligated to make any additional contributions to the capital of the Company.

(b) 	Subject to Section 3.5(e), the Members Committee shall,
if it reasonably determines that the Company needs additional funds, use its commercially reasonable efforts to obtain a credit facility (a "Credit Facility") from one or more commercial lenders in form and substance reasonably satisfactory to the Members Committee.

(c) 	If the Members Committee reasonably determines, in its
sole discretion, that it is desirable for the Company to obtain a guarantee of such Credit Facility, each Member shall cause its respective Parent to provide such a guarantee, in form and substance reasonably satisfactory to the Parents and such commercial lenders, of the amount of such Credit Facility multiplied by each Member's Company Interest; provided, however, that if a guarantee is required subsequent to December 31, 1998, then, for purposes of this Section 3.5(c), each Member's Company Interest shall be its respective Company Interest as of January 1, 2000.

(d) 	Subject to Sections 3.5(e) and (g), if, after using
commercially reasonable efforts to obtain a Credit Facility pursuant to Sections 3.5(b) and (c), the Members Committee reasonably determines, in its sole discretion, that such Credit Facility cannot be obtained on commercially reasonable terms pursuant to Sections 3.5(b) and (c) or if the Credit Facility obtained by the Company is insufficient for the needs of the Company, then each of DEI and Radian hereby agrees to make loans to the Company (the "Ordinary Loans") in order to support the needs of the Company in form and substance reasonably satis-factory to Radian and DEI. The Company's authorized officer shall notify DEI and Radian in writing at least three (3) business days in advance of the time each such loan is required to be made to the Company. Upon such a written request from the Company's authorized officer, each Member shall make a cash loan to the Company in an amount equal to (i) the amount of the Company's loan determined to be needed by the Members Committee multiplied by (ii) such Member's Company Interest; provided, however, that if an Ordinary Loan is required subsequent to December 31, 1998, then, for purposes of this Section 3.5(d), each Member's Company Interest shall be its respective Company Interest as of January 1, 2000. An Ordinary Loan shall bear interest at the rate equal to the lower of (i) the maximum rate allowed by law or (ii) two (2) percentage points over the Prime Rate.

(e) 	Notwithstanding the foregoing, the aggregate amount
borrowed under the Credit Facility or any Ordinary Loans shall not result in a Debt Ratio in excess of 0.40.

(f) 	Prior to January 1, 1999, no additional cash
contributions may be required without the prior written consent of each of the Members. If, on or after January 1, 1999, the Members Committee determines that the Company requires funds and that borrowings under a Credit Facility or an Ordinary Loan in response to such requirement would cause the Debt Ratio to exceed 0.40, each of DEI and Radian hereby agrees that it shall make cash contributions to the Company in an amount equal to (i) the amount of the Company's cash requirement in excess of the amount that would cause the Debt Ratio to equal 0.40 as determined by the Members Committee multiplied by (ii) such Member's Company Interest; provided, however, that if an additional cash contribution is required on or prior to December 31, 1999, then, for purposes of this Section 3.5(f), each Member's Company Interest shall be its respective Company Interest as of January 1, 2000. Once the Members Committee approves an additional cash contribution, the Company's officers shall have, subject to any terms or conditions specified by the Members Committee at the time it so approves such additional cash contribution, the reasonable discretion to determine the timing of such cash contribution giving due consideration to the Company's cash needs as determined by the Members Committee. The Company's authorized officer shall notify DEI and Radian at least ten (10) days in advance of the time each such cash contribution is required to be made to the Company.

	(g)	Notwithstanding the foregoing (and regardless of
whether the Debt Ratio is less than or equal to 0.40), no Member shall be required to make any cash contribution, to guarantee the Credit Facility or to make Ordinary Loans if to do so would cause such Member or its respective Affiliates to violate any Federal, state or local law or regulation applicable to such Member or its respective Affiliates or would, by operation of any such law or regulation, significantly restrict the Member's or its respective Affiliates' ability to conduct its business as such business was conducted prior to the Closing. Each Member shall use, and shall cause its respective Affiliates to use, all reasonable efforts to maintain its ability to make the cash contributions, guarantees and loans contemplated by this Section 3.5.



III.6 Failure to Contribute. If either DEI or Radian (in either such case, the "Non-Contributing Member") (x) fails (including a failure because of legal requirements as permitted by Section 3.5(g)), in whole or in part, to make any cash contribution, to guarantee the Credit Facility or to make Ordinary Loans or (y) defaults, in whole or in part, on any other obligation to pay money under this Agreement within five (5) business days of giving of notice by the other Member to the Non-Contributing Member that such cash contribution, guarantee or Ordinary Loan is due or that the Non-Contributing Member has defaulted in any other such obligation under this Agreement, DEI (with respect to circumstances in which Radian is the Non-Contributing Member) or Radian (with respect to circumstances in which DEI is the Non-Contributing Member), as the case may be (in either such case, the "Contributing Member"), shall have the right to:

(i) advance directly to the Company such additional cash contribution or provide such guarantee or Ordinary Loan, or portion thereof, or such other payment of money, or portion thereof, as the Non-Contributing Member has failed to make or defaulted on (the "Non-Contributing Member's Share"), and such advance, together with a proportionate amount of the corresponding cash contribution or other payment, if any, made by such Contributing Member, shall be deemed a loan by the Contributing Member to the Company (a "Member Loan"). A Member Loan shall bear interest at the rate equal to the lower of: (A) the maximum rate allowed by law; or (B) four (4) percentage points over the Prime Rate.
 A Member Loan shall be recouped and repaid from all funds which would have been available to make distributions which the Members would otherwise be entitled to receive from the Company but for this Section 3.6, all of which shall instead be paid by the Company to the Contributing Member and applied to the payment of the Member Loan and all interest thereon, until the same shall have been paid in full. It is understood, however, that to the extent the principal and interest of a Member Loan are not repaid in full by the Company from all funds which would otherwise have been available to make distributions (including any distributions pursuant to Section 9.6(b)) to the Members, the Non-Contributing Member shall be obligated to repay an amount equal to the Non-Contributing Member's Share of the outstanding balance of the principal and interest of such Member Loan upon commencement of the winding up of the Company in accordance with Section 9.2. Any amount which would otherwise have been available to make distributions from the Company that is applied to any Member Loan shall be credited first to any interest then due on such Member Loan, and the balance of the distribution shall be credited against the outstanding principal balance of such Member Loan; or

(ii) upon notice to the Non-Contributing Member, purchase all, but not less than all, of the Non-Contributing Member's Company Interest, (A) if on or prior to December 31, 1998, at the price equal to the amount set forth in Section 8.3 of this Agreement as if Radian had exercised its option to sell; provided, however, that such price shall be discounted at a rate of 10% per year or portion thereof if such purchase shall occur prior to December 31, 1997, and (B) thereafter, at the fair market value therefor. Notwithstanding the foregoing, if the enforceability of such Contributing Member's right to purchase the Non-Contributing Member's Company Interest as set forth in this subsection (ii) is in any way limited by general equitable principles, Bankruptcy, moratorium, or other laws affecting creditors' rights generally then, upon notice to the Non-Contributing Member and the Company, the Contributing Member or any of its Affiliates shall have the right to purchase all, but not less than all of the assets and liabilities of the Company at the fair market value therefor. In either case, if DEI and Radian cannot agree upon such fair market value within sixty (60) days after the notice to purchase the Non-Contributing Member's Interest or all the assets and liabilities of the Company, as the case may be, is delivered, either DEI or Radian may, by notice to the other, invoke the Appraisal Procedure. If the Appraisal Procedure is required to determine the fair market value of the Non-Contributing Member's Interest or all the assets and liabilities of the Company, as the case may be, the fees and expenses of such Appraisal Procedure shall be paid by the Non-Contributing Member. The closing of either such sale shall take place upon the date that is within thirty (30) days after such fair market value is determined in accordance with this Section 3.6 and all legal requirements relating to such sale have been satisfied; provided, however, that if such sale is not in compliance with any such legal requirements, then DEI and Radian shall equitably adjust the arrangements set forth in this Section 3.6(ii) in light of what is legally possible and in compliance with any such legal requirements in order to effectuate the intent of the parties.

	Notwithstanding the foregoing, if the Non-Contributing Member fails, in whole or in part, to make any cash contribution, to guarantee the Credit Facility or to make Ordinary Loans because of legal requirements as permitted by Section 3.5(g), then the Contributing Member shall only have the rights set forth in subsection (i) above; provided, however, that any Member Loan caused by legal requirements as permitted by Section 3.5(g) shall bear interest equal to the interest rate paid on an Ordinary Loan.

	Except as set forth above, the exercise of the right to make a Member Loan or purchase the Non-Contributing Member's Company Interest shall be in addition to any other rights or remedies that the Contributing Member may have under this Agreement or at law or in equity arising from the Non-Contributing Member's (i) failure to make the required cash contribution, (ii) failure to provide its portion of the required guarantee, (iii) failure to make its required loan or (iv) default in any other obligation to pay money.

ARTICLE IV

INTERESTS OF MEMBERS

IV.1 Company Interests of Members. The "Company Interests" of the Members shall be as follows:

	For the period:	                    DEI	         Radian

	through December 31, 1999	          60%	           40%

	after December 31, 1999            	65%	           35%

IV.2 Capital Accounts. A separate Capital Account shall be established and maintained with respect to each Member.

IV.3 Interest on Capital Accounts. Except as specifically provided in this Agreement, no Member shall be entitled to any interest on its Capital Account or its contributions to the capital of the Company, nor shall any Member have the right to demand or receive the return of all or any part of its Capital Account or its contributions to the capital of the Company.

IV.4   Loans from Members.  Loans by a Member to the Company
(including, without limitation, any Ordinary Loan or Member Loan) shall not be considered capital contributions.

IV.5 Transferred Capital Accounts. In the event that any Member transfers all or a portion of its Company Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor Member to the extent such Capital Account relates to the transferred Company Interest or portion thereof.

ARTICLE V

DISTRIBUTIONS, EXPENSES AND
ALLOCATIONS OF PROFITS AND LOSSES

V.1   Allocations of Net Profits and Net Losses from
Operations.

(a) 	Allocation of Net Profits.  Subject to Section 5.2 and
Section 9.4, the Net Profits of the Company for each Fiscal Year will be allocated as follows:

(i) Net Profits will first be allocated to the Members to offset prior allocations of Net Losses pursuant to Section 5.1(b)(ii) to the extent such allocations have not been so offset;

(ii) next, Net Profits will be allocated to the Members in proportion to their Company Interests as of the last day of the Fiscal Year to which such Net Profits are attributable.

(b) Allocation of Net Losses.  Subject to Section 5.2 and
Section 9.4, the Net Losses of the Company for each Fiscal Year will be allocated as follows:

(i) First, Net Losses shall be allocated to the Members in proportion to their Company Interests as of the last day of the Fiscal Year to which such Net Losses are attributable;

(ii) Except as otherwise required by the last sentence of this Section 5.1(b)(ii), no allocation of loss, deduction, and/or expenditures described in Code
Section 705(a)(2)(B) shall be charged to the Capital
Accounts of any Member if such allocation would cause such Member to have an Adjusted Deficit Capital Account. The amount of the loss, deduction, and/or Code
Section 705(a)(2)(B) expenditure which would have caused a Member to have an Adjusted Deficit Capital Account shall instead be charged to the Capital Account of any Members which would not have an Adjusted Deficit Capital Account as a result of the allocation, in proportion to their positive
Capital Accounts (after giving effect to the adjustments described in the definition of Adjusted Deficit Capital
Account), or, if no such Members exist, then to the Members in accordance with their Company Interest.

(c) 	Proportionate Share of Items.  All allocations of Net
Profits and Net Losses shall be deemed to be comprised of a proportionate share of all items comprising such Net Profits and Net Losses.

V.2   Special Allocations.

(a) 	If any Member unexpectedly receives any adjustments,
allocations, or distributions described in Treas. Regs.
Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), which create or increase an Adjusted Deficit Capital Account of the Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) shall be specially allocated to the Capital Account of the Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Deficit Capital Account so created as quickly as possible; provided, however, that an allocation pursuant to this
Section 5.2(a) shall be made only if and to the extent that such Member would have an Adjusted Deficit Capital Account after all other allocations provided for in this Section 5.2 have been tentatively made as if this Section 5.2(a) were not in this Agreement. It is intended that this Section 5.2(a) be interpreted to comply with the alternate test for economic effect set forth in Treas. Regs. Section 1.704-1(b)(2)(ii)(d).

(b) 	If any Member would have a deficit Capital Account at
the end of any Company taxable year which is in excess of the sum of (i) the amount that the Member is obligated to restore to the Company under Treas. Regs. Section 1.704-1(b)(2)(ii)(c) and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Regs.
Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income (including gross income) and gain in the amount of the excess as quickly as possible; provided, however, that an allocation pursuant to this
Section 5.2(b) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5.2 have been made as if Section 5.2(a) and this Section 5.2(b) were not in this Agreement.

(c) 	Except as otherwise provided in Treas. Regs.
Section 1.704-2(f), notwithstanding any other provision of this
Section 5.2, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treas. Regs.
Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Regs. Sections 1.704-2(f)(6) and 1.704-2(j)(2). This
Section 5.2(c) is intended to comply with the minimum gain chargeback requirement in Treas. Regs. Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) 	Except as otherwise provided in Treas. Regs.
Section 1.704-2(i)(4), notwithstanding any other provision of this Section 5.2, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treas. Regs. Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treas. Regs. Section 1.704-2(i)(4).
 Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Regs. Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(d) is intended to comply with the minimum gain chargeback requirement in Treas. Regs. Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) 	Nonrecourse Deductions for any Fiscal Year shall be
specially allocated to the Members in the proportions they share
Net Profits pursuant to Section 5.1(a)(ii).

(f) 	Any Partner Nonrecourse Deductions for any Fiscal Year
shall be specially allocated to each Member who bears the economic risk of loss with respect to the Partner Nonrecourse
Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treas. Regs.
Section 1.704-2(i)(1).

(g) 	To the extent an adjustment to the adjusted tax basis
of any Company asset pursuant to Code Section 734(b) or Code
Section 743(b) is required, pursuant to Treas. Regs. Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be
taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Member in accordance with its interests in the Company in the event that Treas. Regs. Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Treas. Regs.
Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) 	The allocations set forth in Sections 5.1(b)(ii),
5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e), 5.2(f), and 5.2(g) (the
"Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.2(h).
 Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Members Committee shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 5.1(a) and 5.1(b). In exercising their discretion under this
Section 5.2(h), the Members Committee shall take into account future Regulatory Allocations under Sections 5.2(c) and 5.2(d) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.2(e) and 5.2(f).

(i) 	For purposes of determining the Net Profits, Net
Losses, or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members Committee using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(j) 	The Members are aware of the income tax consequences of
the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes.

(k) 	Solely for purposes of determining a Member's
proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of the Treas. Regs. Section
1.752-3(a)(3), each Member's interest in the Company's profits shall be such Member's Company Interest.

(l) 	To the extent permitted by Treas. Regs. Section
1.704-2(h)(3), the Members shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Deficit Capital
Account for any Member.

(m) 	In accordance with Code Section 704(c) and the Treasury
Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Gross Asset Value, using the method described in Treas. Reg. Sec. 1.704-3(c).

	The Gross Asset Value of property other than goodwill initially contributed to capital of the Company shall equal such property's adjusted tax basis for Federal income tax purposes as of January 1, 1996. The Gross Asset Value of goodwill contributed to the capital of the Company by each Member shall equal the excess of the value attributed to such Member's initial Capital Contribution in Section 3.1 of this Agreement (increased by liabilities of the Member assumed by the Company) over the Gross Asset Value of property other than goodwill contributed by the Member. Goodwill shall be recovered by the Company over 10 years using the straight-line method. The tax departments of HSB and TDCC shall integrate the property systems of Radian and DEI and shall calculate the Gross Asset Value of goodwill contributed by the Members within sixty (60) days of the Closing Date.

	In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (ii) of the definition thereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the manner provided in Treas. Regs.
Section 1.704-3(a)(6).

	Any elections or other decisions relating to such allocations shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.2(m) are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

(n) 	Gross income attributable to corporations in which the
Company owns an interest shall be allocated in the following priority:

		(i) gross income attributable to dividends received by the Company from its subsidiaries after December 31, 1999 shall be allocated to the Members in proportion to their Company Interests as of December 31, 1999, until the amount of gross income allocated with respect to such dividends from each such subsidiary pursuant to this clause (i) equals the net increase, if any, in the retained earnings and profits (for U.S. tax purposes) of the distributing subsidiary for the four-year period ending December 31, 1999 to the extent such earnings and profits were not included in the Net Profits of the Company for such four-year period;
and

		(ii)	 all other gross income resulting from any
dividends or resulting from the application of Code
Section 951 shall be included in Net Profits and allocated pursuant to Section 5.1.

(o) 	For each of the years 1996 and 1997 respectively, if
the Net Profits allocated to Radian pursuant to Section 5.1(a) for such year are less than the lesser of Preferred Accounting Earnings for such year or Accounting Earnings for such year, then Radian shall be allocated an amount of gross income so that the net amount of Net Profits, Net Losses and gross income allocated to Radian at least equals the lesser of Preferred Accounting Earnings for such year or Accounting Earnings for such year.

(p) 	DEI shall be allocated an aggregate amount of gross
income pursuant to this Section 5.2(p) such that the net amount of Net Profits, Net Losses and gross income allocable to DEI exceeds the amount that would be allocated to it without taking this Section 5.2(p) into account by an amount equal to 40% of the amount by which the Net Profits, Net Losses and gross income allocated to Radian was increased pursuant to Section 5.2(o).
The amount allocated pursuant to this Section 5.2(p) shall not exceed 40% of the sum of the following amount calculated for 1996 plus the following amount calculated for 1997: the excess, if any, of (i) the lesser of Preferred Accounting Earnings or Accounting Earnings over (ii) 100% of Net Profits. Such amount shall be allocated to DEI ratably over a five-year period beginning in 1998.

V.3 Expenses of the Company. All of the Company expenses shall be billed directly to and paid by the Company.
The Company is specifically authorized to make reimbursements to any Member that provides goods, materials or services used for or by the Company provided such are authorized in advance in writing and are in accordance with the Company's annual budget. In no event shall any amount charged to the Company as a reimbursable expense by any Member exceed the amount that the Company would be required to pay to independent parties for comparable goods, materials or services. Reimbursement for expenses shall be made to any Member entitled to such reimbursement regardless of whether any distributions are made to the Members under the provisions of this Article V.

V.4   Distributions.

	(a)	Except as provided in Sections 5.6 and 9.6,

		(i) and except as provided in clauses (ii) and (iii) below, all distributions of cash and/or other Property shall be made to the Members pro rata in proportion to the respective Company Interest of the Members on the record date of the distribution,

		(ii) and except as provided in clause (iii) below, distributions of cash or other Property, the record date of which is after December 31, 1999, shall continue to be distributed to the Members pro rata in proportion to the respective Company Interest of the Members as of December 31, 1999, until an aggregate amount of cash or other Property has been distributed pursuant to
Section 5.4(a)(i), this Section 5.4(a)(ii) and Section 5.6 equal to 80% of the sum of (A) the excess of the Net Profits allocated pursuant to Section 5.1 over the Net Losses allocated pursuant to Section 5.1 and (B) the excess of any items in the nature of income or gain which were specially allocated pursuant to Section 5.2 over any items in the nature of deduction or loss that were allocated pursuant to
Section 5.2 (other than allocations solely for tax purposes pursuant to Section 5.2(m)), in the case of (A) and (B), with respect to periods ending before January 1, 2000, and

		(iii) distributions of cash or other Property, the record date of which is after December 31, 1999, shall be distributed to the Members pro rata in proportion to the respective Company Interest of the Members as of December 31, 1999, until the aggregate amount of cash or other Property distributed pursuant to this clause (iii) equals 80% of the aggregate amount of gross income allocated pursuant to Section 5.2(n)(i) of this Agreement after December 31, 1999 (net of deemed taxes treated as a dividend received under Code Section 78).

	(b)	Except as provided below and in Section 5.5,
distributions of Net Cash Flow and Property shall be made whenever such distributions are permitted under the Company's strategic business plan. The Members presently intend to operate the Company to maximize distributions by the Company to the Members, to the extent consistent with prudent operation of the Company, while permitting the Company to retain sufficient capital resources for the rapid growth of the Company in accordance with its strategic business plan; provided, however, that no distribution shall be made if in the sole discretion of the Members Committee such proposed distribution would materially impair the ability of the Company to comply with its strategic business plan or the amount of such distribution is needed for the operations of the Company.

	(c)	All amounts withheld pursuant to the Code or any
provisions of state or local tax law from any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section 5.4.

	(d)	Notwithstanding anything to the contrary in this
Agreement, no distribution shall be made to a Member if such Member has an Adjusted Deficit Capital Account, or if such distribution would cause such Member to have an Adjusted Deficit Capital Account, but such undistributed amounts shall be distributed to such Members as soon as and to the extent that such distributions can be made without causing such Member to have an Adjusted Deficit Capital Account.

V.5 Limitation Upon Distributions. Distributions shall be declared or paid only if, after giving effect to the distribution, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions and liabilities for which the recourse of creditors is limited to specified Property of the Company. The fair value of Property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent the fair value of that Property exceeds that liability. Notwithstanding the foregoing, except as provided in Section 5.6, it is the current expectation of the Members that no distribution shall be declared or paid prior to January 1, 1999, and then only if such distribution is in compliance with this Section 5.5.

V.6 Distributions to Cover Taxes. The Company shall make the following distributions of cash:

(a) 	by April 15th of each year, the Company shall
distribute to each Member cash pursuant to this Section 5.6(a) so that the total amount of cash and/or other Property distributed to such Member pursuant to any provision of this Article 5 other than Section 5.6(e) since January 1 of such year at least equals the product of (i) such Member's Company Interest for such year, multiplied by (ii) the highest marginal federal income tax rate effective for corporations as of January 1 of such year, multiplied by (iii) the total projected federal taxable income to be reported by the Company with respect to such year, multiplied by (iv) 25%; provided, that this Section 5.6(a) shall not apply to DEI for the years 1996 or 1997.

(b) 	by June 15th of each year, the Company shall distribute
to each Member cash pursuant to this Section 5.6(b) so that the total amount of cash and/or other Property distributed to such Member pursuant to any provision of this Article 5 other than
Section 5.6(e) since January 1 of such year at least equals the product of (i) such Member's Company Interest for such year, multiplied by (ii) the highest marginal federal income tax rate effective for corporations as of January 1 of such year, multiplied by (iii) the total projected federal taxable income to be reported by the Company with respect to such year, multiplied by (iv) 50%; provided, that this Section 5.6(b) shall not apply to DEI for the years 1996 or 1997.

(c) 	by September 15th of each year, the Company shall
distribute to each Member cash pursuant to this Section 5.6(c) so that the total amount of cash and/or other Property distributed to such Member pursuant to any provision of this Article 5 other than Section 5.6(e) since January 1 of such year at least equals the product of (i) such Member's Company Interest for such year, multiplied by (ii) the highest marginal federal income tax rate effective for corporations as of January 1 of such year, multiplied by (iii) the total projected federal taxable income to be reported by the Company with respect to such year, multiplied by (iv) 75%; provided, that this Section 5.6(c) shall not apply to DEI for the years 1996 or 1997.

(d) 	by December 15th of each year, the Company shall
distribute to each Member cash pursuant to this Section 5.6(d) so that the total amount of cash and/or other Property distributed to such Member pursuant to any provision of this Article 5 other than Section 5.6(e) since January 1 of such year at least equals the product of (i) such Member's Company Interest for such year, multiplied by (ii) the highest marginal federal income tax rate effective for corporations as of January 1 of such year, multiplied by (iii) the total projected federal income tax to be reported by the Company with respect to such year; provided, that this Section 5.6(d) shall not apply to DEI for the years 1996 or 1997.

(e) 	Each year, within ten (10) days after the time the
Internal Revenue Service Form 1065 Schedule K-1 is delivered to the Members, the Company shall distribute cash to each Member pursuant to this Section 5.6(e) in an amount equal to any excess of (i) the product of (A) the taxable income allocated to such Member as shown on the Internal Revenue Service Form 1065 Schedule K-1 delivered to such Member with respect to the previous year, multiplied by (B) the highest marginal federal income tax rate effective for corporations on income earned in the previous year (blended if necessary to reflect any change in the highest marginal rate), over (ii) the total amount of cash and/or other Property distributed to such Member pursuant to any provision of this Article 5 other than Section 5.6(e) during the previous year.


ARTICLE VI

MANAGEMENT RIGHTS, DUTIES AND POWERS OF THE REPRESENTATIVES

VI.1 Management. (a) It shall be the duty and responsibility of the Members Committee solely and exclusively to manage and control the business and affairs of the Company, and, subject to Section 6.10, all decisions regarding the business and affairs of the Company shall be made by the Members Committee. Except as provided in this Agreement, each Representative shall have all the rights and powers of a Representative as provided in the Act and as otherwise provided by law, and any action taken by a Representative in the manner provided for in this Agreement shall constitute the act of and serve to bind the Company. The Members Committee may delegate its authorities and responsibi-lities for management of the business affairs of the Company to third parties, but such delegation shall not relieve the Members Committee of any of its obligations under this Agreement. In furtherance of this right of delegation, the Members Committee may appoint and authorize officers of the Company to act on behalf of the Company with such power and authority as the Members Committee may delegate in writing to such Member. The initial officers of the Company, and their duties, are set forth on Schedule 6.1 to this Agreement. Subject to Section 6.10, the Members Committee is hereby granted (i) the right, power and authority to do on behalf of the Company all things which, in its judgment, are necessary, proper or desirable to carry out the aforementioned duties and responsibilities, including but not limited to the right, power and authority from time to time to incur Company expenses; to employ and dismiss from employment any and all employees, agents, independent contractors, attorneys and accountants; to establish employee benefits plans; to enter into leases for real or personal property; to purchase equipment; and to manage all other aspects of running the business of the Company all in accordance with any authorization policy adopted by the Members Committee; and (ii) such other rights, powers and authorities of a manager as provided in the Act and as otherwise provided by law.

(a) 	Except as set forth in Section 6.10, the Members
Committee shall retain the decision-making authority for the Company. Notwithstanding the foregoing, it is the express intention of the Members that the Members Committee manage the affairs of the Company so as to achieve, to the extent consistent with prudent operation of the Company, the Preferred Accounting Earnings for each of Fiscal Years 1996 and 1997.

VI.2 No Management by Members. Except as otherwise provided in this Agreement, no Member shall take part in the day-to-day management, or the operation or control of the business and affairs of the Company. Except as expressly delegated by the Members Committee, no Member shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of the Company.

VI.3   Number, Qualification and Tenure of Representatives.
The Members Committee shall have as few as three and as many as eleven members, as established from time to time by resolution of the Members Committee. Initially the Members Committee shall consist of seven (7) members, four (4) of whom shall be DEI Representatives and three (3) of whom shall be Radian Representatives. If the Members Committee shall increase or decrease the number of members on the Members Committee, then the composition of the Members Committee of DEI and Radian Representatives shall as closely as possible reflect the Member's respective Company Interest at that time; provided, however, that, at all times, there shall be a majority of DEI Representatives on the Members Committee. All DEI Representatives on the Members Committee shall be employees of DEI or one or more of its Affiliates, and all Radian Representatives on the Members Committee shall be employees of Radian or its Affiliates. A DEI Representative shall serve as Chair of the Members Committee. DEI and Radian shall, within ten
(10) days of the date of this Agreement, notify each other in writing of the identity of the DEI Representatives and the Radian Representatives, respectively. DEI, within ten (10) days of the date of this Agreement, shall notify Radian in writing as to which of its DEI Representatives is to initially serve as Chair of the Members Committee. Any Representative shall continue to serve in such capacity until such Member shall have notified the other Members in writing of his or her replacement. DEI and Radian may, by written notice to the other, designate a person to serve as an alternate for each DEI Representative and each Radian Representative, respectively (each alternate to a DEI Representa-tive being referred to in this Agreement as a "DEI Alternate" and, collectively, as the "DEI Alternates"; each alternate to a Radian Representative being referred to in this Agreement as a "Radian Alternate" and, collectively, as the "Radian Alternates"; and the DEI Alternates and the Radian Alternates being collectively referred to in this Agreement as the "Alternates"), and such DEI Alternate or Radian Alternate, as the case may be, shall be entitled, in the absence of such DEI Representative or Radian Representative, to attend meetings, to have such Alternate's presence counted for purposes of establishing a quorum and to vote on behalf of such DEI Representative or Radian Representative at any meeting of the Members Committee. Each Member, in dealing with DEI Representatives or Alternates or the Radian Representatives or Alternates, as the case may be, shall be entitled to rely conclusively upon the power and authority of such Representatives or Alternates to bind DEI or Radian, as the case may be, with respect to all matters unless and until it receives notice to the contrary in writing from DEI or Radian, as the case may be. To the fullest extent permitted by law, each Representative and Alternate shall be deemed the agent of the Member which appointed such Person a Representative or Alternate, and such Representative or Alternate shall not be deemed an agent or a sub-agent of the Company or the other Members and shall have no duty (fiduciary or otherwise) to the Company or the other Members. Each Member, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to such Representatives and Alternates, and the actions and decisions of such Representatives and Alternates within the scope of their respective authority as provided in this Agreement.

VI.4 Meetings. The Members Committee shall hold regular meetings at least once during each Fiscal Year on such date or dates as specified by the Members Committee. Other regular meetings shall be held at such time and at such place as shall from time to time be determined by the Members Committee. Meetings of the Members Committee may be held by conference telephone or other means of communication by means of which all participants can hear each other. Participation in such meeting in such manner shall constitute attendance and presence in person at the meeting of the person or persons so participating. No notice of the regular annual meeting need be given. Special meetings of the Members Committee may be called by the Chairman of the Members Committee or by any Member on at least two (2) business days' notice to the other Member. Attendance by any DEI Representative or Radian Representative or any DEI Alternate or Radian Alternate at any meeting of the Members Committee shall constitute an effective waiver of any required prior notice to DEI or Radian, as the case may be, of such meeting, unless such attendee declares at the onset of such meeting that such attendee's attendance at such meeting is solely for the purpose of contesting the deficiency of any required notice for the meeting. The Chairman of the Members Committee shall, (i) with reasonable advance notice (which in the case of regular meetings shall not be less than five (5) days), prepare and distribute an agenda for each meeting of the Members Committee, (ii) organize and conduct such meeting and (iii) prepare and distribute minutes of such meeting. Any Member may propose in advance topics for the agenda or, subject to Section 6.5, raise topics which are not
on the agenda for such meeting.   Each Representative or
Alternate of each of DEI and Radian may bring one or more other advisors to any meeting; provided, that such advisors shall not have the right to vote on any matter brought before the Members Committee; and provided further, that the Representatives or Alternates of either of DEI or Radian shall have the right to call executive sessions of the Members Committee and to exclude any Person not a Representative or Alternate from such executive session.

VI.5 Quorum and Voting. Meetings of the Members Committee may only be held when a quorum is present (whether present in person or by telephone or other means of telecommunication). A quorum of the Members Committee shall be comprised of a majority of Representatives or Alternates (or any combination thereof in accordance with Section 6.4) of the full Members Committee as constituted pursuant to Section 6.3 of this Agreement of which at least a majority of such majority must be DEI Representatives or DEI Alternates; provided, however, that if a Radian Representative or Radian Alternate is not present at any meeting of the Members Committee then, at such meeting, only such business as set forth on the agenda for such meeting may be considered and voted upon. The affirmative vote of a majority of the Members Committee at a meeting at which a quorum is present being entitled to vote at any such meeting must be obtained in connection with the decision of any matter being considered by the Members Committee. If a quorum is not present, the Representatives and Alternates present may adjourn the meeting without notice, other than an announcement at the meeting, until a quorum shall be present.

VI.6 Committees. The Members Committee may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee and other committees, composed of two or more Representatives (one of which must be a Radian Representative or Radian Alternate), to serve at the pleasure of the Members Committee. Except as expressly limited by applicable law or this Agreement, each such committee shall exercise such powers and authority as the Members Committee may determine and specify in a writing designating such committee or any amendment thereto. Unless otherwise specified in the writing designating the committee, a majority of the members of such committee may elect its Chair, fix its rules of procedure, fix the time and place of meetings and specify what notice of meetings, if any, shall be given. Written records of the proceedings of any committee shall be maintained and furnished to the Members Committee.

VI.7 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Members Committee, or of any committee thereof, may be taken without a meeting if all members of the Members Committee, or committee thereof, consent in writing to such action.

VI.8 Compensation. The Members Committee shall not receive any compensation, but shall be reimbursed by the Company for reasonable expenses associated with attendance at meetings.

VI.9 Rules of Procedure. The Members Committee may from time to time adopt detailed rules and procedures not inconsistent with this Agreement for the management of the business of the Company.

VI.10   Certain Transactions.

(a) 	Except as otherwise set forth in this Agreement, the
Company shall not engage in any of the following actions without the prior affirmative vote of a majority of the Members Committee present at a meeting, which majority shall include at least one Radian Representative or Radian Alternate:

(i)     the dissolution or winding-up of the Company;
provided, however, that nothing in this Section 6.10(a)(i) shall be construed to conflict with the requirement in
Section 9.1(a) of this Agreement that a Bankruptcy of any Member shall cause the dissolution of the Company;

(ii) the sale by the Company of any Company Interests or derivative rights relating to such Company Interests;

(iii) changing the nature of the business conducted by the Company or conducting any activity that is outside the business purposes of the Company, as set forth in
Section 2.3, or otherwise in contravention of this Agreement;

(iv) amending this Agreement or the Certificate of Formation of the Company;

(v) prior to January 1, 1999, any change in the accounting policies or procedures of the Company set forth on Schedule 6.10(a)(v), except for any such changes in accounting policies and procedures required by reason of a concurrent change in GAAP, government cost accounting standards or other applicable governmental requirements;

(vi)	  (A) the amendment or modification of the
transfer pricing provision in any contract between the Company and TDCC or any of TDCC's Affiliates as of the Closing Date or (B) the entry into any contract between the Company or any Subsidiary of the Company, on the one hand, and any Member or any of its Affiliates, on the other hand, except as a result of a competitive bidding process or on terms substantially similar to, or more favorable to the Company or such Subsidiary than, those that could be entered into by the Company in a similar transaction with unaffiliated third parties;

(vii) amending the Company's policy regarding earnings distributions to Members or the declaration of dividends;

(viii) the purchase or other acquisition of another business; provided, however, that such consent shall not be required if the aggregate payments involved in such transaction and in all such transactions during the previous
12-month period do not require an additional capital contribution by Radian in excess of $10 million; or

(ix) sell all, or substantially all, of the Company's assets or enter into any other arrangement in which the Company's business is transferred to a third party.

In connection with any of the proposed actions set forth in this
Section 6.10(a), the officers of the Company shall keep the Members Committee informed of the Company's business activities and provide, or cause to be provided, to the Members Committee such information as may be reasonably necessary for the Members Committee to make a prudent judgment to approve or disapprove the proposed action.

(b) 	The Members Committee shall keep the Members informed
of the Company's business activities. In addition to providing the periodic reports required by Section 7.1 of this Agreement, the Members Committee shall promptly advise, or cause to be advised, the Members of any material developments in the Company's business, including, without limitation, prior notice of the terms and conditions of proposed significant investments, acquisitions or dispositions, or other significant transactions involving the Company.

(c) 	Except as otherwise provided hereunder or required
under the Act, whenever it is stated in this Agreement, including without limitation, this Section 6.10, that an action of the Company or of the Members Committee on behalf of the Company or any other action under this Agreement requires the consent or agreement of or waiver by the Members, such action shall require the consent or agreement of each Member.

VI.11   Right to Rely on Authority of the Representatives.
Any action taken by the Representatives in their capacity as such, acting on behalf of the Company pursuant to the authority conferred on them in this Agreement, shall be binding on the Company. In no event shall any Person dealing with the Representatives with respect to the conduct of the affairs of the Company be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expediency of any act or action of the Representatives. Every contract, agreement, promissory note or other instrument or document executed by a Representative with respect to any property of the Company or the conduct of its affairs, in his/her capacity as a Representative acting on behalf of the Company pursuant to the authority conferred on him/her in this Agreement, shall be conclusive evidence in favor of any and every Person relying thereon or claiming under this Agreement that (i) at the time of the execution and/or delivery of such instrument or document, this Agreement was in full force and effect, (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Company, and (iii) the Representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Company. Nothing set forth in this Section 6.11 shall be construed as relieving the Representatives from liability to the Company or the Members for breach of any of the provisions of this Agreement, or for acting or failing to act in such manner as constitutes an exception from indemnification provisions contained in Section 6.13.

VI.12 Responsibility of Members and Representatives. No Member or Representative (or their Affiliates) shall have any fiduciary or other duty or responsibility to the Company, or to any other Member or Representative (or their Affiliates), except as expressly provided in this Agreement or for acts or omissions that constitute willful misconduct or constitute an intentional criminal act. No Representative or Alternate shall be liable to the Company or any Member or other Representative or Alternate (or their Affiliates) because of a decision by the Members Committee to have the Company engage in, or not engage in, a particular business, activity or project.

VI.13 Indemnification. (a) The Company shall indemnify, to the full extent permitted by the laws of the State of Delaware, any person who was or is a defendant or is threatened to be made a defendant to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was a Member, Representative, Alternate, officer, employee or agent of the Company, or (ii) is or was a Member, Representative, Alternate, officer, employee or agent of the Company and is or was serving at the request of the Company as a Member, Representative, Alternate, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that the commission or omission which formed the basis of such action, suit or proceeding does not constitute gross negligence or willful misconduct or constitute an intentional criminal act on the part of such person. Any repeal, amendment or modification of this Section 6.13 shall not affect any rights or obligations then existing between the Company and any then incumbent or former Member, Representative, Alternate, officer, employee or agent with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon such state of facts.

(a) 	Expenses incurred by any current or former Member,
Representative, Alternate, officer, employee or agent in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member, Representative, Alternate, officer, employee or agent to repay such amount if it ultimately shall be determined that the Member, Representative, Alternate, officer, employee or agent is not entitled to be indemnified by the Company as authorized in this
Section 6.13.

(b) 	The indemnification and advancement of expenses
mandated or permitted by, or granted pursuant to, this
Section 6.13 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, vote of Members or disinterested Representatives (or Alternates) or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise both as to action by the person in an official capacity and as to action in another capacity while holding such office. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in subsections (a) and (b) above, but whom the Company has the power or obligation to indemnify under the laws of the State of Delaware or otherwise.

(c) 	The Company may purchase and maintain insurance on
behalf of any person who is or was a Member, Representative, Alternate, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Member, Representative, Alternate, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of the person's status as such, whether or not the Company would have the power or the obligation to indemnify such person of the Company against such liability under the provisions of this Section 6.13.

(d) 	The indemnification and advancement of expenses
provided by, or granted pursuant to, this Section 6.13 shall continue as to a person who has ceased to be a Member, Representative, Alternate, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such person.

VI.14   Designation of Tax Matters Partner; Expenses
Regarding Tax Matters; Filing of Tax Returns.

(a) 	DEI is hereby designated as the "Tax Matters Partner"
under Section 6231(a)(7) of the Code. During any Company income tax audit or other income tax controversy with any governmental agency, the Tax Matters Partner shall keep the Members informed of all material facts and developments on a timely basis, and shall consult with the Members at their request. The Tax Matters Partner shall not be authorized to enter into a settlement which binds the Members or the Company without the advance written consent of the Member, except for settlements for de minimis amounts (e.g., not exceeding $100,000 in the aggregate). The Tax Matters Partner shall take all actions necessary to cause each qualifying Member to be a "notice partner" within the meaning of Sections 6223(a) and 6231(a)(8) of the Code.

(b) 	All reasonable expenses incurred by the Tax Matters
Partner with respect to any tax matter which does or may affect the Company, or any Member by reason thereof, including but not limited to expenses incurred by the Tax Matters Partner acting in its capacity as Tax Matters Partner in connection with Company-level administrative or judicial tax proceedings, shall be paid for out of Company assets. If the Members are permitted by the Company or permitted under the Code to participate in Company-level administrative or judicial tax proceedings, the Company shall be responsible for all expenses incurred by them in connection with such participation. The cost of any adjustments to the Members and the cost of any resulting audits or adjust-ments of the Members' tax returns will be borne solely by the Members and the cost of any adjustments to the Company and the cost of any resulting audits or adjustments of the Company's tax returns will be borne solely by the Company.

(c) 	The Tax Matters Partner shall prepare and timely file
all tax returns of the Company. The Company shall reimburse the Tax Matters Partner for the reasonable costs of preparing and filing the tax returns of the Company.






ARTICLE VII

BOOKS AND RECORDS; REPORTS
TO MEMBERS; CAPITAL ACCOUNT MAINTENANCE

VII.1 Books; Reports. The Company shall maintain or cause to be maintained separate, full and accurate books and records of the Company, and the Members or any authorized representative of the Members will have the right to inspect, examine and copy the same, and to meet with employees of the Company responsible for preparing the same, at reasonable times during business hours and upon reasonable notice. In addition, the Members Committee shall provide or shall cause to be provided to each Member, its representatives and an independent accounting firm (if any) designated by the Member, reasonable access to all such books and records, during which the Member or such accounting firm may conduct an audit of the Company; provided, however, that any such audit shall be conducted at the sole expense of the Member.

	Within eight (8) business days after the last day of each fiscal quarter (or at an earlier date if requested by a Member), the Company will prepare and deliver to the Members financial statements in forms reasonably requested by each Member. The Members Committee shall also prepare and distribute, or cause to be prepared and distributed, to each Member within sixty (60) days after the last day of each fiscal quarter, or as soon thereafter as is practicable, a report which includes (i) a statement showing results of operations and changes in net assets prepared on an accrual basis, for such fiscal quarter, (ii) a statement showing Net Cash Flow for such fiscal quarter, (iii) a statement showing computation of related party fees and Member distributions, and (iv) a statement describing any event of default and any known event which, with the giving of notice or lapse of time or both, would constitute an event of default under any indebtedness of the Company. The Members Committee shall also prepare and distribute, or cause to be prepared and dis-tributed, to each Member within forty-five (45) days after the end of each fiscal year, or as soon thereafter as is practicable, a report with respect to the Company which includes the items set forth in (i), (ii) and (iii) of the foregoing sentence with respect to such fiscal year. Such annual report shall be audited by, and accompanied by an auditor's report containing the opinion of, the Company's independent public accountants (which opinion, if qualified, shall state the basis for such qualification). The Members Committee shall also use its reasonable best efforts to cause the auditors to provide an annual earnings clearance within fifteen (15) days after the end of each fiscal year. The costs of any audits or earnings clearances shall be an expense of the Company.

	The Members Committee shall also engage, or cause to be engaged, independent public accountants to report on the Company's consolidated financial statements in accordance with GAAP. Initially, the auditors of the Company shall be Deloitte &
Touche LLP.

VII.2 Accounting and Fiscal Year. The Company books and records shall be kept on the accrual basis. The Company's Fiscal
Year shall be the calendar year. The books will be closed at the end of each Fiscal Year.

VII.3   Maintenance of Capital Accounts.  The Members
Committee shall cause the Capital Accounts of the Members to be determined and maintained throughout the full term of the Company in accordance with Section 704(b) of the Code.

VII.4 Bank Accounts. All cash funds and securities of the Company shall be deposited in money market, checking and savings accounts, certificates of deposit, bankers' acceptances, treasury bills or notes, or other Federal government debt securities or commercial paper, all of which shall be kept in the name of the Company in such Company custody account or accounts as shall be authorized by the Members Committee or such officers of the Company as may be delegated such authority from time to time by the Members Committee. Company funds shall be used only for the benefit of the Company and shall not be commingled with the funds of any other Person.

VII.5 Insurance. The Company shall maintain insurance of such types and for such amounts as are customary for Persons conducting businesses similar to that conducted by the Company. Any insurance maintained by the Company shall name the Members and Parents as an additional named insureds (and shall identify the Members' status as Members of the Company) and shall provide at least thirty (30) days' prior notice of change (other than an increase in coverage), cancellation or non-renewal to the Members.


ARTICLE VIII

TRANSFER OF COMPANY INTEREST;
RADIAN OPTION TO SELL; LIENS

VIII.1 Transfer of Company Interest Generally. No Member may assign, transfer or otherwise dispose of all or any portion of its Company Interest except in accordance with the terms of this Article VIII. Any attempt by any Member to assign, transfer or otherwise dispose of all or any portion of its Company Interest other than in accordance with this Article VIII shall be null, void ab initio and of no force and effect.

VIII.2 Transfers of Company Interests. Except as otherwise consented to in writing by the other Member (which consent may be granted or withheld in the sole and absolute discretion of any Member), no Member may sell, transfer or otherwise dispose of (collectively a "Transfer") all or any portion of its Company Interest. In addition to such consent, no Member may make such a Transfer unless (i) such a Transfer is pursuant to a written agreement pursuant to which the transferee agrees to be bound by all of the terms of this Agreement as if it were originally a party to this Agreement, (ii) such a Transfer does not cause a termination of the Company for Federal income tax purposes and
(iii) such a Transfer complies with applicable Federal and state securities laws.

VIII.3   Radian Option to Sell.  From and including
December 31, 1997 through December 31, 1998, Radian, at its option, upon written notice of not less than thirty (30) days, may exercise the sell option set forth in this Section 8.3. If Radian gives the notice referred to in the preceding sentence, Radian shall have the right to require DEI to purchase, and the obligation to sell all, but not less than all, of Radian's Company Interest at a price equal to $131,327,406 plus (i) the Earnings Shortfall, (ii) the amount of any then outstanding Ordinary Loans or Member Loans made by Radian or any of its Affiliates (plus interest thereon), and (iii) any amounts then outstanding and owed by the Company to HSB under the loan agreement dated as of January 1, 1996 between HSB and Radian (the "Loan Agreement") (it being understood that Radian's rights and obligations under the Loan Agreement will be assigned at the Closing to the Company). The "Earnings Shortfall" shall equal the sum of the Preferred Accounting Earnings for Fiscal Year 1996 and Fiscal Year 1997 minus the sum of 40% of the Accounting Earnings of the Company (which for purposes of this Agreement shall never be less than zero) for Fiscal Year 1996 and Fiscal Year 1997, respectively; provided, however, that the Earnings Shortfall shall not exceed $5,000,000 in the aggregate. If DEI and Radian cannot agree upon the Accounting Earnings of the Company within sixty (60) days after the notice referred to in the first sentence of this Section 8.3, either DEI or Radian may, by notice to the other, invoke the Appraisal Procedure. If the Appraisal Procedure is required to determine the Accounting Earnings, the fees and expenses of such Appraisal Procedure shall be shared equally by DEI and Radian. The closing of such sale shall take place upon the date that is within fifteen (15) days after the later to occur of (i) the determination of the Accounting Earnings in accordance with this Section 8.3 and (ii) compliance with any applicable legal requirements; provided, however, that if such sale is not in compliance with any applicable legal requirements, then DEI and Radian shall equitably adjust the arrangements set forth in this Section 8.3 in light of what is legally possible and in compliance with any applicable legal requirements in order to effectuate the intent of the parties. Upon the closing of such sale, DEI shall assume all obligations under any guarantee provided by Radian or its Affiliates pursuant to Section 3.5 of this Agreement in a written agreement mutually acceptable to DEI and Radian, and the Company's obligations under the Loan Agreement and obligation to pay Radian any amounts in connection with any Ordinary Loans or Member Loans shall be cancelled. Notwithstanding any other provision of this Agreement, DEI may assign any of its rights and obligations under this Section 8.3 to TDCC or any of TDCC's Affiliates and Radian may assign any of its rights and obligations under this Section 8.3 to HSB or any of HSB's Affiliates.

VIII.4 Liens. No Member may, except with the consent of the other Member (which consent may be granted or withheld in such Member's sole discretion), create or permit to exist any Lien on its Company Interest or any portion thereof (except (i) Liens for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings or (ii) Liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings). Any attempt by any Member to create or permit to exist any Lien (other than the Liens described in the second parenthetical in the immediately preceding sentence) on its Company Interest or any portion thereof shall be null, void ab initio and of no force and effect. Notwithstanding anything to the contrary contained in this Agreement, if any Person obtains a Lien on the Company Interest, or portion thereof, of any Member and forecloses on such Lien, (i) the Company shall continue, (ii) the Person foreclosing on the Lien shall succeed to the economic interests of the Company Interest, or portion thereof, upon which it foreclosed but not the voting or other interests which comprise such Company Interest, or portion thereof, (iii) the Person foreclosing on such Lien shall not be admitted as a "Member" without the approval of the Members Committee and the consent of the other Members (which consent may be granted or withheld in the sole and absolute discretion of each such Member), and (iv) any sale or other disposition of the Company Interest, or portion thereof, upon which such Person foreclosed shall be subject to the terms of Article VIII of this Agreement.


ARTICLE IX

DISSOLUTION AND WINDING-UP

IX.1 Dissolution. The Company shall be dissolved upon the first to occur of the following events (each, a "Dissolution
Event"):

(a) 	the Bankruptcy of any Member;

(b) 	the election by the Members to dissolve the Company;

(c) 	the occurrence of any event that makes it unlawful for
the business of the Company to be carried on or for the Members to carry it on as a limited liability company;

(d) 	the entry of a decree of judicial dissolution; or

(e) 	subject to Sections 9.8 and 9.9, the occurrence of any
other event that, absent an agreement to the contrary, causes a dissolution of the Company under the Act;

provided that, except as provided in the Contribution Agreement, if a dissolution of the Company is caused by the Bankruptcy of any Member (the "Bankrupt Member"), then DEI, if it is not the Bankrupt Member or Radian, if it is not the Bankrupt Member (in either case, the "Non-Bankrupt Member") may elect to, upon notice to the Bankrupt Member, purchase (or have an Affiliate purchase) all, but not less than all, of the Bankrupt Member's Company Interest at the Purchase Price. The "Purchase Price" to be paid to the Bankrupt Member (by the Non-Bankrupt Member) in any sale and purchase of the Bankrupt Member's Company Interest pursuant to this Section 9.1 shall be (x) 50% of what the entire Company could be sold for multiplied by the Bankrupt Member's Company Interest, determined (unless otherwise agreed) in accordance with the Appraisal Procedure (which Appraisal Procedure shall be at the expense of the Bankrupt Member), reduced by (y) the amount of any actual losses, costs, fees, expenses or damages suffered by the Company, the Non-Bankrupt Member or any of its Affiliates as a result of such dissolution, and shall be payable to the Bankrupt Member in five equal annual installments, without interest, commencing on the date of the transfer of the Company Interest of the Bankrupt Member (which shall be the tenth (10th) business day following the determination of the Purchase Price); provided, however, that if Radian is the Bankrupt Member and if DEI elects to purchase (or have an Affiliate purchase) all of Radian's Company Interest on or prior to December 31, 1998, then the fair market value of Radian's Company Interest for purposes of (x) above shall be equal to the amount set forth in
Section 8.3 of this Agreement as if Radian had exercised its option to sell; provided further, however, that such fair market value (prior to the adjustment set forth below) shall be discounted at a rate of 10% per year or portion thereof if such purchase shall occur prior to December 31, 1997. In any winding up pursuant to Section 9.2 of this Agreement, the amount otherwise distributable to the Bankrupt Member pursuant to the following provisions of this Article IX shall be reduced by the amount of any actual losses, costs, fees, expenses or damages suffered by the Company or the Non-Bankrupt Member or any of its Affiliates as a result of such dissolution. Notwithstanding the foregoing, if the enforceability of such Non-Bankrupt Member's right to purchase the Bankrupt Member's Company Interest as set forth above is in any way limited by general equitable principles, Bankruptcy, moratorium, or other laws affecting creditors' rights generally then, upon notice to the Bankrupt Member and the Company, the Non-Bankrupt Member or any of its Affiliates shall have the right to purchase from the Company all, but not less than all, of the assets and liabilities of the Company at the fair market value therefor. If DEI and Radian cannot agree upon such fair market value within sixty (60) days after the notice to purchase all the assets and liabilities of the Company is delivered, either DEI or Radian may, by notice to the other, invoke the Appraisal Procedure. If the Appraisal Procedure is required to determine the fair market value of all the assets and liabilities of the Company, the fees and expenses of such Appraisal Procedure shall be borne by the Bankrupt Member. The closing of such sale shall take place upon the date that is within thirty (30) days after such fair market value is determined in accordance with this Section 9.1.

IX.2 Winding-Up. Upon dissolution of the Company, and if the Non-Bankrupt Member has not made any election pursuant to
Section 9.1, the Member with the largest Company Interest or, if a dissolution of the Company is caused by the Bankruptcy of any Member, the Non-Bankrupt Member shall wind up the affairs of the Company in accordance with the Act and, to the extent permitted by applicable law, shall settle accounts between the Members as specified in this Article IX. The Member charged with winding up the affairs of the Company and settling accounts among the Members under this Agreement shall be referred to as the "Liquidating Member".

IX.3 Accounting on Dissolution. If the Company is not continued in accordance with the terms of this Agreement following a dissolution, then on the date (the "Accounting Date") which is four (4) months following the date of dissolution, a proper accounting shall be made of the Company assets, liabilities and operations, from the date of the last previous accounting to the Accounting Date. Any items of income, gain, credit, loss, expense and other deductions which are realized subsequent to the date of the last previous accounting to the Accounting Date shall be allocated in accordance with Article V and proper adjustments shall be made to the Capital Account of each Member.

IX.4   Accounting; Allocations of Residual Net Profits and
Residual Net Loss After Dissolutions.

(a) 	Except as provided in Section 9.4(c), any items of gain
or loss that are realized from Company operations or from sales of Company assets subsequent to the Accounting Date and before the date of liquidation shall be allocated as provided in
Article V.

(b) 	Except as provided in Section 9.4(c) and in addition to
the adjustments to the Member's Capital Accounts described above, if any of the Company's assets are to be distributed in kind rather than sold, the fair market value of such assets shall be determined by the Members and a simulated aggregate gain (if any) or loss (if any) for those assets (based upon the difference between such fair market value and the Gross Asset Value of such assets immediately before such revaluation) shall be allocated to the Members' Capital Accounts as that simulated aggregate gain (or loss) would have been allocated under Article V if such assets had been sold for a cash price equal to each asset's fair market value on the Accounting Date. If DEI and Radian cannot agree upon such fair market value within sixty (60) days after the Accounting Date, either DEI or Radian may, by notice to the other, invoke the Appraisal Procedure. If the Appraisal Procedure is required to determine the fair market value of such assets, the fees and expenses of such Appraisal Procedure shall be shared equally by DEI and Radian.

(c) 	Prior to the fourth (4th) anniversary of the Closing,
loss from the sale or deemed sale of assets in conjunction with a dissolution pursuant to this Agreement shall be specially allocated 100% to DEI; provided, however, that the Losses specially allocated pursuant to this Section 9.4(c) shall not exceed the Stairstep Loss Cap calculated as of the date of the sale or deemed sale giving rise to the Loss.

IX.5   Conversion of Assets to Cash.

(a) 	If the Company Interest of the Bankrupt Member is not
purchased in accordance with the terms of this Agreement, then commencing with the date that is four (4) months after the date of dissolution, unless arrangements satisfactory to all Members are otherwise made, sufficient assets of the Company will be converted into cash to permit the Company to pay all its liabilities other than long-term debts which (i) are secured by Company assets from which the projected net income is sufficient to pay installments of principal and interest on such debts as they become due and (ii) contain terms specifying that neither the dissolution of the Company nor the distribution of such property that is subject to and secured by such debts constitutes a default or causes the acceleration of the maturity of such indebtedness ("Approved Debts").

(b) 	Notwithstanding the provisions of Sections 9.6 and 9.7
regarding the method and timing of the liquidation of the assets of the Company, but subject to the order of priorities set forth in this Agreement, if on commencement of the winding up process in accordance with Section 9.2, the Members determine that an immediate sale of part or all of the Company's assets would be impractical or would cause undue loss to the Members, the Members may defer for a reasonable time the liquidation of any assets except those necessary to satisfy the liabilities of the Company.

(c) 	In the event that Company assets are distributed in
kind pursuant to Section 9.4(b), the Members shall be consulted to determine the most tax-efficient manner to make such distribution, consistent with the liquidation priorities of
Section 9.6.

IX.6 Distributions in Liquidation. As soon as the actions required by Sections 9.3, 9.4 and 9.5 have been completed, the Liquidating Member shall cause the cash and assets of the Company to be distributed in the following order:

(a) 	To creditors of the Company (other than Members) in
payment of all liabilities of the Company (other than Approved Debts) in the order of priority as provided by law. If any liability is contingent or uncertain in amount, a reserve equal to the maximum amount to which the Company could reasonably be held liable will be established. Upon the payment or other discharge of such liability, the amount remaining in such reserve not needed, if any, will be distributed in accordance with the remaining provisions of this Section 9.6.

(b) 	To the Members in payment of all Member Loans and any
interest thereon in accordance with the amount owing to each Member.

(c) 	To the Members in payment of all loans other than
Member Loans (including, without limitation, any Ordinary Loans) and any interest thereon in accordance with the amount owing to each Member.

(d) 	To each Member in accordance with the positive balance
in its Capital Account, as set forth in Section 9.7.

(e) 	Notwithstanding the foregoing provisions of this
Section 9.6 and the provisions of Article V, any distribution which would be payable to a Member whose actions in violation of this Agreement caused the dissolution of the Company shall be reduced by the amount of losses, costs, fees, expenses and damages suffered by the Company or any Member or its Affiliates (other than the Member whose actions caused a dissolution) as a result of such dissolution, and a corresponding allocation of Net Losses or gross deductions shall be made to such Member.

IX.7 Compliance with Treasury Regulations. In the event that the Company or any Member's Company Interest is "liquidated" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), liquidating distributions shall be made, pursuant to this Agreement, in accordance with the Members' positive Capital Account balances, as required by Treasury Regulation
Section 1.704-1(b)(2)(ii)(b)(2), by the end of the taxable year or, if later, within ninety (90) days after the date of such liquidation. In determining any Member's Capital Account balance pursuant to this Section 9.7, any item of gain, loss, deduction, and credit that has not previously been allocated pursuant to
Article V shall be so allocated.

IX.8 Section 708 Termination. Notwithstanding any other provision of this Article IX, in the event that the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, but no Dissolution Event has occurred, the assets of the Company shall not be liquidated, the Company's liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up.

IX.9 Continuation of the Company. Unless required by applicable law, no sale, transfer, assignment or other disposition by either Member of all or any part of its Company Interest in accordance with the terms of this Agreement shall cause a dissolution of the Company, and, if such a dissolution is required under applicable law, immediately upon such sale, transfer, assignment or other disposition by either Member, the Company shall be reconstituted as a limited liability company, governed by this Agreement, among the transferee, purchaser or assignee and the remaining Member or Members; provided, however, that nothing in this Section 9.9 shall be construed to conflict with the requirement in Section 9.1(a) of this Agreement that a Bankruptcy of any Member shall cause the dissolution of the Company. A Member's rights (i) under the Transaction Documents and (ii) to be a Member shall terminate upon a Transfer of that Member's Company Interest (including without limitation a Transfer pursuant to Sections 8.2, 8.3 or 9.1 of this Agreement).

IX.10 Waiver of Certain Rights. Except as provided in this Agreement or as otherwise agreed in writing by the Members, to the extent permitted by Delaware law, each Member hereby waives
(i) all rights it may have under Delaware law to cause the dissolution of the Company (other than dissolution by operation of law as a result of a transfer of its Company Interest as expressly permitted by this Agreement), (ii) to the extent a dissolution occurs by operation of law, the right to cause the Company to wind up its affairs and make distributions to the Members pursuant to Article IX upon the occurrence of such dissolution and (iii) all rights to partition with respect to real and personal property, provided that this clause shall not apply to assets that have previously been distributed by the Company to the Members.

ARTICLE X

MISCELLANEOUS PROVISIONS

X.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no assignment of any Company Interest, or portion thereof, shall be effective unless made in accordance with the terms of this Agreement. The sale, transfer or assignment of a Company Interest, or portion thereof, in accordance with the terms of this Agreement shall result in the transfer to the purchaser, transferee or assignee of a Company Interest, or portion thereof, that is equal to the sold, transferred or assigned Company Interest, or the sold, trans-ferred or assigned portion thereof, of the seller, transferor or assignor and shall cause the purchaser, transferee or assignee to be subject to and to incur all obligations pertaining to the sold, transferred or assigned Company Interest, or the sold, transferred or assigned portion thereof.

X.2 Notices. All communications, notices and consents provided for in this Agreement shall be in writing and be given by delivery (including delivery by courier, overnight delivery service or facsimile transmittal), with delivery effective on receipt. Notices shall be addressed as follows:

		if to DEI to:

			Dow Environmental Inc.
			c/o The Dow Chemical Company
			2030 Dow Center
			Midland, Michigan  48674
			Telecopy:  (517) 636-0861
			Attention:  General Counsel

		if to Radian at:

			Radian Corporation
			c/o The Hartford Steam Boiler Inspection and Insurance Company
			One State Street
			P.O. Box 5024
			Hartford, Connecticut 06102-5024
			Telecopy:  (203) 722-5710
			Attention: General Counsel

or at such other address as either DEI or Radian may from time to time designate by notice duly given in accordance with the provisions of this Section.

X.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state.

X.4 Choice of Forum. All suits, actions or proceedings arising out of or relating to this Agreement shall be brought in a state or federal court located in the State of Delaware, which courts shall be an appropriate forum for all such suits, actions or proceedings. Each Member waives any objection which it may now or hereafter have to the laying of venue in any such court of any such suit, action or proceeding.

X.5 Consent to Jurisdiction. Each Member irrevocably submits to the jurisdiction of any state or federal court located in the State of Delaware in any such suit, action or proceeding referred to in Section 10.4.

X.6   Waiver of Jury Trial.  EACH MEMBER WAIVES ANY RIGHT TO
A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

X.7   Entire Agreement; Amendments.  This Agreement
(including the exhibit and schedules to this Agreement) together with the other Transaction Documents (including any exhibits or schedules thereto) embody the entire agreement and understanding between the parties with respect to the subject matter of this Agreement, and supersede any agreements, representations, warranties or understandings, oral or written, between the parties with respect to the subject matter of this Agreement and the other Transaction Documents entered into prior to the date of this Agreement. This Agreement may be amended or modified (including, without limitation, to admit a new member or members, other than any new member or members admitted to the Company pursuant to a transfer of the Company Interest (or a portion thereof) of a Member pursuant to Section 8.2) only by an instrument in writing executed by all of the Members owning Company Interests as of the date of such amendment or modification.

X.8 Execution in Counterparts. This Agreement may be signed in counterparts. Any single counterpart or set of counterparts signed, in either case, by all the parties to this Agreement constitutes a full and original agreement for all purposes.

X.9 Remedies and Waiver. No failure or delay in exercising any right under this Agreement shall operate as a waiver of or impair any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. Any waiver must be given in writing to be effective, and no waiver shall be deemed a waiver of any other right.

X.10 Headings. The headings of Articles and Sections have been included in this Agreement for convenience only and shall not constitute a part of this Agreement for any other purpose.

X.11 Third Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and the parties having the right to indemnification pursuant to Section 6.13, and no provision of this Agreement confers upon third parties (other than the parties having the right to indemnification pursuant to
Section 6.13) any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

X.12 Further Assurances. Each Member agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Documents and to vest in the Company good title to the Contributed Assets, subject only to Permitted Liens.

X.13 Public Announcements. Except as may be required by applicable law or any listing agreement of any Member or Member's Affiliates with any national securities exchange, neither the Company nor any Member nor any Affiliate thereof will issue any press release or make any public statement with respect to the business of the Company or its financial performance or condition without the prior written consent of the Members unless either
(i) a draft of the proposed release has been provided to each Member at least twenty-four (24) hours prior to its proposed release in order to permit the Members to comment thereon,
(ii) such press release or other public statement contains factual information (or discussion or analysis of or comment based upon such factual information) previously provided in writing to such Person by the Members Committee, or (iii) required by law.

X.14 Termination. This Agreement shall terminate if the Contribution Agreement terminates and the Closing has not occurred.



	IN WITNESS WHEREOF, the parties have signed this Agreement on the date first written above.


	DOW ENVIRONMENTAL INC.


	By:/s/ Paul Goldstein
	   Paul Goldstein
	   President


	RADIAN CORPORATION


	By:/s/ Donald M. Carlton
	   Donald M. Carlton
	   President and Chief Executive Officer



	EXHIBIT A




	Schedule of Definitions


	"Accounting Date" has the meaning set forth in Section 9.3 of this Agreement.

	"Accounting Earnings" means the maximum amount of earnings before interest expense and taxes on income that the Company is allowed to report under GAAP.

	"Act" means the Delaware Limited Liability Company Act,
Delaware Code Title 6, Sec. 18-101 et seq., or any successor thereto, as in effect at the time of reference.

	"Adjusted Deficit Capital Account" means, with respect to any Member, the deficit balance, if any, in such Member's Capital
Account as of the end of the taxable year, after giving effect to the following adjustments:



(i) credit to such Capital Account of any amount which such Member is obligated to restore or deemed obligated to restore under Treas. Regs. Sec. 1.704-1(b)(2)(ii)(b)(3) and 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the penultimate sentences of Treas. Regs.
Sec. 1.704-2(g)(1) and (i)(5); and

(ii) debit to such Capital Account of the items described in Treas. Regs. Sec. 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Deficit Capital Account is intended to comply with Treas. Regs. Sec. 1.704-1(b)(2)(ii)(d), and will be interpreted consistently with those regulations.

	"Affiliate" has the meaning set forth in the Contribution
Agreement.

	"Agreement" has the meaning set forth in the Preamble to this Agreement.

	"Alternates" has the meaning set forth in Section 6.3 of the Agreement.

	"Appraisal Procedure" means the following: If any price, value, amount or determination to be determined under the Agreement cannot timely be established by agreement, then either DEI or Radian, by written notice to the other, may invoke this Appraisal Procedure. Each of DEI and Radian shall appoint its Qualified Expert to conduct an appropriate valuation and shall give notice of such appointment to the other Member within fifteen (15) days after delivery of the notice invoking such procedure. If DEI or Radian does not appoint its Qualified
Expert within such fifteen (15) day period, the valuation made by the Qualified Expert appointed by the other Member shall be conclusive and binding on the Members. If within thirty (30) days after appointment of the Qualified Experts, such Qualified Experts are unable to agree upon an appropriate valuation but the higher valuation is not greater than 110% of the lower valuation, then the valuation which shall be binding on the Members shall be the average of the two valuations given by the Qualified Experts.
 If the higher valuation is greater than 110% of the lower valuation, the two (2) Qualified Experts jointly shall appoint a third Qualified Expert within fifteen (15) days thereafter, or, if they do not do so, either DEI or Radian may request the American Arbitration Association, or any organization successor thereto, to appoint the third Qualified Expert. The decision of the third Qualified Expert shall be given within sixty (60) days after its appointment, shall be at least equal to the lower valuation, shall not exceed the higher valuation and shall be binding on the Members.

	"Approved Debts" has the meaning set forth in
Section 9.5(a) of this Agreement.

	"Bankrupt" means any Person with respect to which a Bankruptcy shall have occurred.

	"Bankruptcy" shall mean with respect to any Person the occurrence of either of the following events:

(i) the Person shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(ii) an involuntary case or other proceeding shall be commenced against the Person seeking liquidation, reorgani-zation or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days;
or an order for relief shall be entered against the Person under the federal bankruptcy laws as now or hereafter in effect.

	"Bankrupt Member" has the meaning set forth in Section 9.1 of this Agreement.

	"Capital Account" shall mean a separate account maintained for each Member in accordance with Treas. Reg. 1.704-1(b)(2)(iv) as follows:

(a) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Net Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 5.2 of this Agreement, and the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member.

(b) To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to
Section 5.2 of this Agreement, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

	"Capital Contribution" has the meaning set forth in Article III of this Agreement.

	"Closing" has the meaning set forth in the Contribution
Agreement.

	"Closing Date" has the meaning set forth in the Contribution Agreement.

	"Code" means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

	"Company" has the meaning set forth in the Preamble to this Agreement.

	"Company Interests" has the meaning set forth in
Section 4.1 of this Agreement.

	"Contributed Assets" has the meaning set forth in the Contribution Agreement.

	"Contributing Member" has the meaning set forth in
Section 3.6 of this Agreement.

	"Contribution Agreement" means that certain Contribution
Agreement dated as of the Closing Date among TDCC, The Hartford
Steam Boiler Inspection and Insurance Co., DEI and Radian.

	"Credit Facility" has the meaning set forth in
Section 3.5(b) of this Agreement.

 "Debt" shall mean, as to any person, (a) indebtedness of such Person for borrowed money, (b) indebtedness of such Person for the deferred purchase price of services or property (other than normal trade accounts payable),
(c) obligations of such Person under leases which have been, or, in accordance with generally accepted accounting principles, should be, recorded as capitalized leases, (d) indebtedness of such Person consisting of unpaid reimbursement obligations in respect of all outstanding drawings under letters of credit issued for the account of such Person and (e) Debt of others guaranteed by such Person.

	"Debt Ratio" means a fraction (i) the numerator of which is equal to the Debt of the Company and (ii) the denominator of which is the sum of Debt plus the sum of the current GAAP equity accounts of each of the Members.

	"DEI" has the meaning set forth in the Preamble of this Agreement.

	"DEI Alternate" and "DEI Alternates" have the meanings set forth in Section 6.3 of this Agreement.

	"DEI Representative" and "DEI Representatives" means an employee or employees of DEI or one or more of its Affiliates selected by DEI to represent it on the Members Committee.

	"Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal
Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for Federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members Committee.

	"Dissolution Event" has the meaning set forth in
Section 9.1 of this Agreement.

	"Earnings Shortfall" has the meaning set forth in
Section 8.3 of this Agreement.

	"Fiscal Year" has the meaning set forth in Section 7.2 of this Agreement.

		"GAAP" means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States.

	"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset, as determined by the contributing Member and the Representatives;

(ii) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Treas. Regs. Sec. 1.704-1(b)(2)(ii)(g).

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the fair market value of such asset, unreduced by any liability secured by such asset, on the date of distribution as determined by the distributee and the Representatives; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sec. 734(b) or Code Sec. 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Regs. Sec. 1.704-1(b)(2)(iv)(m) and para-graph (vi) of the definition of "Net Profits" and "Net
Losses" and Section 5.2(g) of this Agreement.

	If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii), or (iv) of this Agreement, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

	"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, easement, right of way, title defect or encumbrance of any kind with respect to such asset.

	"Liquidating Member" has the meaning set forth in
Section 9.2 of this Agreement.

	"Loan Agreement" has the meaning set forth in Section 8.3 of this Agreement.

	"Loss" has the meaning set forth in the Contribution
Agreement.

	"Member" has the meaning set forth in the Preamble of this Agreement.

	"Member Loan" has the meaning set forth in Section 3.6 of this Agreement.

	"Members Committee" means the committee of Representatives described in Article VI of this Agreement.

	"Net Cash Flow" shall mean all cash, revenues, and funds received by the Company, including Capital Contributions, less the sum of the following to the extent paid or set aside by the
Company:

(i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders;

(ii) all cash expenditures incurred incident to the normal operation of the Company's business; and

(iii) such Reserves as the Representatives deem reasonably necessary to the proper operation of the Company's business;

all as determined by the Representatives.

	"Net Profits" and "Net Losses" shall mean, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Code Sec. 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Sec. 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)  any expenditures of the Company described in Code
Sec. 705(a)(2)(B) or treated as Code Sec. 705(a)(2)(B) expendi-tures pursuant to Treas. Regs. Sec. 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraphs (ii) or (iii) of the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(iv) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation above;

(vi) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sec. 734(b) or Code
Sec. 743(b) is required pursuant to Treas. Regs.
Sec. 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(vii) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section
5.2 of this Agreement shall not be taken into account in computing Net Profits or Net Losses.

	The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to
Section 5.2 of this Agreement shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above.

	"Newco Services Business" has the meaning set forth in the Contribution Agreement.

	"Non-Bankrupt Member" has the meaning set forth in
Section 9.1 of this Agreement.

	"Non-Contributing Member" has the meaning set forth in
Section 3.6 of this Agreement.

	"Non-Contributing Member's Share" has the meaning set forth in Section 3.6 of this Agreement.

	"Nonrecourse Deductions" has the meaning set forth in Treas. Regs. Sec. 1.704-2(b)(1).

	"Nonrecourse Liability" has the meaning set forth in Treas. Regs. Sec. 1.704-2(b)(3).

	"Ordinary Loans" has the meaning set forth in
Section 3.5(d) of this Agreement.

	"Parent" shall mean with respect to DEI, TDCC, and with respect to Radian, The Hartford Steam Boiler Inspection and
Insurance Company.

	"Partner Nonrecourse Debt" has the meaning set forth in Treas. Regs. Sec. 1.704-2(b)(4).

	"Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Regs. Sec. 1.704-2(i)(3).

	"Partner Nonrecourse Deductions" has the meaning set forth in Treas. Regs. Sec. 1.704-2(i)(1) and 1.704-2(i)(2).

	"Partnership Minimum Gain" has the meaning set forth in Treas. Regs. Sec. 1.704-2(b)(2) and 1.704-2(d).

	"Permitted Liens" has the meaning set forth in the Contribution Agreement.

	"Person" has the meaning set forth in the Contribution
Agreement.

	"Preferred Accounting Earnings" shall mean Accounting
Earnings equal to $19 million for Fiscal Year 1996 and $21 million for Fiscal Year 1997.

	"Prime Rate" means the rate publicly announced from time to time by Citibank, N.A. in New York City as its prime rate.

	"Property" means all real and personal property contributed to or acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.

	"Purchase Price" has the meaning set forth in Section 9.1 of this Agreement.

	"Qualified Expert" means either (i) an investment banking firm or (ii) an independent accounting firm, in either case, of national and international reputation.

	"Radian" has the meaning set forth in the Preamble to this Agreement.

	"Radian Alternate" and "Radian Alternates" have the meanings set forth in Section 6.3 of this Agreement.

	"Radian Representative" and "Radian Representatives" means an employee or employees of Radian or one or more of its Affiliates selected by Radian to represent it on the Members
Committee.

	"Regulatory Allocations" has the meaning set forth in
Section 5.2(h) of this Agreement.

	"Representatives" means each of the Representatives of the Company designated from time to time by the Members in accordance with Section 6.3 of this Agreement. As used in this Agreement and for purposes of the Act, the term Representative shall have the same meaning and have such rights, powers and authorities of a "manager" as provided in the Act and as otherwise provided by law.

	"Restricted Asset" has the meaning set forth in the Contribution Agreement.

	"Stairstep Loss Cap" means an amount equal to $200,000,000 less the product of (i) the number of days that have elapsed since the Closing Date and (ii) $136,986.30; provided, however, that such Stairstep Loss Cap shall never be less then zero.

	"Subsidiary" or "Subsidiaries" has the meaning set forth in the Contribution Agreement.

	"Tax Matters Partner" has the meaning set forth in
Section 6.14 of this Agreement.

	"TDCC" has the meaning set forth in Section 2.2 of this Agreement.

	"Transaction Documents" has the meaning set forth in the Contribution Agreement.

	"Transfer" has the meaning set forth in Section 8.2 of this Agreement.

	"Treasury Regulations" or "Treas. Regs." includes temporary and final regulations promulgated under the Code in effect on the date of this Agreement and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.

Limited Liability Company Agreement

Schedule 6.1
Initial Officers and Duties

	Designation. The officers of the Company shall be chosen by the Members Committee and shall be a President, a Secretary and a Treasurer. The Members Committee also may choose such other officers or agents as from time to time may appear necessary or advisable in the conduct of the business and affairs of the Company. Any number of offices may be held by the same person, unless otherwise prohibited by law or the Limited Liability Company Agreement. The Members Committee also may delegate to any other officer of the Company the power to choose such other officers and to prescribe their respective duties and powers.

	Election and Term. The Members Committee shall elect the officers of the Company at its first regular meeting during each Fiscal Year. The officers so elected shall exercise such powers and perform such duties as shall be determined from time to time by the Members Committee; and all officers of the Company shall hold office until their successors are elected by the Members Committee, or until their earlier resignation or removal.

	Resignation. Any officer may resign at any time by giving written notice to the President or the Secretary of the Company.
 Unless otherwise stated in such notice of resignation, the acceptance thereof shall not be necessary to make it effective; and such resignation shall take effect at the time specified therein or, in the absence of such specification, it shall take effect upon the receipt of the notice of resignation.

	Removal. Except where otherwise expressly provided in a contract authorized by the Members Committee, any officer elected by the Members Committee may be removed at any time with or without cause by the affirmative vote of a majority of the entire Members Committee.

	Vacancies. A vacancy in any office may be filled for the unexpired portion of the term by the Members Committee.

	Chair of the Members Committee. The Chair of the Members Committee, shall preside at all meetings of the Representatives of the Members Committee. The Chair of the Members Committee also shall perform such other duties and may exercise such other powers as may be assigned from time to time by the Members Committee.

	President. The President shall be the chief executive officer of the Company, and, subject to the control of the Members Committee, shall be in general and active charge of the business and affairs of the Company. The President shall have power to sign certificates of stock, contracts and instruments of conveyance, checks, drafts, notes, orders for the payment of money, authorized bonds, and similar obligations. In the absence or disability of the Chair of the Members Committee, or if the Members Committee does not appoint one, the President shall preside at all meetings of the Members and of the Members Committee. The President shall perform such other duties as may be assigned from time to time by the Members Committee.

	Vice Presidents.  Each Senior Vice President or Vice
President, if there be any, shall have such powers and perform such duties as may be assigned by the President or the Members
Committee.

	Secretary. The Secretary shall keep the minutes and give notices of all meetings of the Members Committee and such committees as directed by the Members Committee. The Secretary shall have charge of such books and papers as the Members Committee may require. The Secretary is authorized to certify copies of extracts from minutes and of documents in the Secretary's charge, and anyone may rely on such certified copies to the same effect as if such copies were originals and may rely upon any statement of fact concerning the Company certified by the Secretary. The Secretary shall perform all acts incident to the office of Secretary, subject to the control of the Members Committee.

	Treasurer. The Treasurer shall have the custody of the Company funds and securities, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Members Committee. The Treasurer shall disburse the funds of the Company as may be ordered by the Members Committee, taking proper vouchers for such disbursements, and shall render to the President and the Members Committee, at its regular meetings, or when the Members Committee so requires, an account of all transactions taken as Treasurer and of the financial condition of the Company. If required by the Members Committee, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Members Committee for the faithful performance of the duties of the office of Treasurer and for the restoration to the Company, in case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the possession or under the control of the Treasurer and belonging to the Company.

	Other Officers. Such other officers as the Members Committee may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Members Committee. The Members Committee may delegate to any other officers of the Company the power to choose such other officers and to prescribe their respective duties and powers.

	Compensation of Officers. The officers of the Company shall receive such compensation for their services as the Members
Committee from time to time may determine.

	Limited Liability Company Agreement

	Schedule 6.10(a)(v)
	Accounting Policies and Procedures

	The current GAAP accounting policies and procedures followed by Radian Corporation, which are hereby adopted by the Company, to the extent that those policies and procedures do not substantially conflict with The Dow
Chemical Company Accounting Manual (2 volumes).

See:	The Dow Chemical Company Accounting Manual (2 volumes)